Exhibit 99.1

GLOBAL CASH ACCESS REPORTS 2015 SECOND QUARTER REVENUE
OF $206.4 MILLION AND ADJUSTED EBITDA OF $52.4 MILLION

Las Vegas, NV – July 28, 2015 – Global Cash Access Holdings, Inc. (NYSE:GCA) (“GCA” or the “Company”) today reported its financial results for the three months ended June 30, 2015. As GCA completed the acquisition of Multimedia Games Holding Company, Inc. (“Multimedia”) by way of a merger in December 2014, the three months ended June 30, 2015 referenced below include a full quarter of operating results.

Consolidated Full Quarter Comparative Results (unaudited)

	Three Months Ended	Three Months Ended
	June 30, 2015	June 30, 2014
	(in millions, except per share amounts)

Revenue	$206.4	$144.9

Operating income (1)	$16.3	$9.6

Net (loss) income (1)	$(12.7)	$4.7

Net (loss) income per diluted share (1)	$(0.19)	$0.07

Diluted shares outstanding	67.0	67.1

Adjusted EBITDA (2)	$52.4	$17.7

Cash earnings (3)	$16.3	$13.4

Cash earnings per share (“Cash EPS”) (4)	$0.24	$0.20

(1)Operating income, net income and net income per diluted share include $0.4 million of acquisition, purchase accounting adjustments and other costs related to the merger.

(2)Adjusted EBITDA is defined as operating income plus depreciation and amortization, non-cash compensation, accretion of contract rights, acquisition and other costs related to the merger and purchase accounting adjustments.

(3)Cash Earnings is defined as net income plus non-cash stock compensation, deferred income tax, amortization, accretion of contract rights, loss on extinguishment of debt, acquisition and other costs related to the merger and purchase accounting adjustments.

(4)Cash Earnings per Share (“Cash EPS”) is defined as Cash Earnings divided by the weighted average number of diluted shares of common stock outstanding.

Ram V. Chary, President and Chief Executive Officer of GCA, commented, “Our second quarter results highlight ongoing positive momentum in both our Games and Payments businesses, with combined revenue increasing approximately 6% and Adjusted EBITDA rising 15% year over year.  Games segment revenue rose more than 9%, including  a 21% year-over-year increase in new unit sales and our second consecutive quarter of record recurring revenue from gaming operations.  Our Payments segment revenue increased 5% driven by increases in ATM and Cash Access volumes.

Mr. Chary concluded, “Our ability to grow in a flat market is unique in the gaming supplier space and we are proud of this accomplishment.  Looking ahead, our current business dynamics dictate that we continue to be diligently focused on further establishing a platform for growth in both the short- and long-term.  To achieve this objective, we are implementing certain initiatives today in order to achieve sustainable long-term growth.  These initiatives include an accelerated capital investment plan to double our game development studios from 8 to 16 studios which will expand the number of games we offer on an annual basis, and a rebranding of the organization that will fully reflect our larger scale of operations and gaming industry focus.  As we continue to make notable progress on the integration of our two complementary organizations, we expect these new initiatives will strengthen our ability to execute on gaming industry growth opportunities in the future.”

Randy L. Taylor, Executive Vice President and Chief Financial Officer, added, “We continue to expect to achieve our targeted annual cost synergy run rate of $24.0 million by calendar year-end. However, based on our current business dynamics, our accelerated investment initiative and our rebranding activities, we have updated our 2015 Adjusted EBITDA to a range of $200 million to $205 million.”

Second Quarter 2015 Results Overview

Revenues increased $61.5 million, or 42%, to $206.4 million in the second quarter of 2015 compared to the same period last year.  Revenues included $54.9 million from the Games segment and a 5% year-over-year increase in the Payments segment.  Operating income, inclusive of a $0.4 million impact for acquisition, other costs related to the merger and the impact for purchase accounting adjustments, was $16.3 million for the second quarter of 2015 compared to $9.6 million for the same period last year.  Adjusted EBITDA increased $34.7 million, or 196%, to $52.4 million for the second quarter of 2015 compared to $17.7 million for the same period last year.  Adjusted EBITDA included $33.5 million and $18.9 million from the Games and Payments segments, respectively, for the three months ended June 30, 2015.

Inclusive of a non-cash charge of $13.0 million related to a loss on extinguishment of debt, GCA recorded a loss from operations before income tax provision of $21.6 million for the second quarter of 2015 compared to income from operations of $7.5 million for the same period last year.  Diluted loss per share from continuing operations was $(0.19) for the second quarter of 2015 compared to diluted earnings per share from continuing operations of $0.07 for the same period last year.  Adjusted Cash EPS was $0.24 in the 2015 second quarter compared to $0.20 in the prior-year period.

Games Segment Full Quarter Comparative Results (unaudited)

The information set forth in the table below presents stand-alone historical data for the Company’s Games business for the three months ended June 30, 2015 and from Multimedia’s historical financial statements for the three months ended June 30, 2014. The information set forth in the table below should be read in conjunction with the historical financial statements of Multimedia that are incorporated by reference in the Company’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission (“SEC”) on February 27, 2015.

	Three Months Ended	Three Months Ended
	June 30, 2015	June 30, 2014
	(in millions, except unit amounts and prices)

Revenue	$54.9	$50.3

Operating income	$4.2	$12.5

Adjusted EBITDA (1)	$33.5	$27.9

Units sold	744	616

Average sales price (ASP)	$16,476	$17,796

Domestic participation installed units:(2)
Average	13,175	12,882
Quarter end	13,335	13,167
Premium participation units at quarter end	1,658	1,288
Approximate daily win per unit	$29.30	$28.70

(1)

Adjusted EBITDA is defined as operating income plus depreciation and amortization, non-cash stock compensation, accretion of contract rights, acquisition and other costs related to the merger and purchase accounting adjustments.

(2)

The quarter-end installed base and the average installed base for the three month period ended June 30, 2015 reflect the temporary removal of 123 units at a customer’s facility in Oklahoma currently undergoing a renovation.  The units were initially removed from the installed base in October 2014.

2015 Second Quarter Games Segment Highlights Include:

•

Overall revenues increased more than 9% to $54.9 million for the second quarter of 2015 compared to $50.3 million in the prior-year period.  Revenues from gaming operations increased 8% year over year to $41.4 million compared to revenues of $38.0 million for the prior-year period. Second quarter 2015 revenue includes $0.7 million related to entry fees for the Company’s National TournEvent of Champions to be held in September.

•

The installed base increased 168 units year over year despite the temporary removal of 123 units at a customer’s facility in Oklahoma beginning October 2014 to accommodate an ongoing renovation at the facility.  The installed base increased 163 units on a quarterly sequential basis.

•	The installed base of premium participation games increased 44 units on a quarterly sequential basis and by 370 units year over year to 1,658 units.

•	Revenue from the Company’s New York Lottery business was $4.5 million in the second quarter of 2015 compared to $4.4 million in the prior-year period.

•

Revenue from electronic game sales increased $1.4 million, or 12%, year over year to $13.5 million in the second quarter of 2015.  The Company sold 744 units in the second quarter of 2015 compared to 616 units in the second quarter of 2014.

•	Sales of the Company’s premium-priced TournEvent slot tournament solution comprised 29% of total units sold in the second quarter of 2015 compared to 35% of units sold in the prior-year period.

•	Gross margin on unit sales of 41.5% included a higher absorption rate of direct and indirect costs and a lower mix of higher-margin TournEvent sales.

Payments Segment Full Quarter Comparative Results (unaudited)

	Three Months Ended	Three Months Ended
	June 30, 2015	June 30, 2014
	(in millions, unless otherwise noted)

Revenue	$151.5	$144.9

Operating income (1)	$12.1	$9.6

Adjusted EBITDA (2)	$18.9	$17.7

Aggregate dollar amount processed (in billions):
Cash advance	$1.3	$1.2
ATM	$3.4	$3.2
Check warranty	$0.3	$0.3

Number of transactions completed (in millions):
Cash advance	2.3	2.2
ATM	17.4	16.2
Check warranty	0.9	0.9

(1)Operating income included $0.4 million of acquisition and other costs related to the merger. There were no acquisition and other costs related to the merger for the three months ended June 30, 2014.

(2)Adjusted EBITDA is defined as operating income plus depreciation and amortization, non-cash stock compensation, accretion of contract rights and acquisition and other costs related to the merger.

2015 Second  Quarter Payments  Segment Highlights Include:

•	Total revenues increased 5% to $151.5 million in the second quarter of 2015 compared to $144.9 million in the prior-year period.

•	Cash Advance revenues increased 3% to $59.3 million compared to $57.6 million in the prior-year quarter, primarily due to higher dollar volume.

•	ATM revenues increased 9% year over year to $75.8 million compared to $69.7 million in the prior-year quarter, primarily due to higher transaction volume and new business.

•

Other revenues decreased 10%, or $1.2 million, year over year to $11.1 million.  The decrease primarily reflects a $2.1 million year-over-year decline in revenue related to kiosk sales, with improvements in the average selling price and margin offsetting the decline in units sold.  The revenue decrease was also partially offset by the contribution from GCA’s anti-money laundering and tax compliance software offerings.

Updated 2015 Outlook

The Company today updated its estimated outlook for 2015 Adjusted EBITDA to a range of between $200 million and $205 million from the prior outlook of between $218 million and $228 million.  The revised full-year guidance is predicated upon certain key assumptions for the second half of the year including:

•	An increase in R&D costs related to the acceleration of the game development studios
•	Double-digit revenue growth in the Games segment;
•	Single-digit revenue growth in the Payments segment;
•	The Company expects full-year capital expenditures closer to $70 million
•

Continued expectation for full-year depreciation and amortization expense of between $130 million and $135 million, although this estimate could change significantly depending on the Company's final allocation of the Multimedia purchase price to certain depreciable and amortizable assets, as well as non-amortizable goodwill

•	Interest expense of approximately $95 million exclusive of amortization of debt issuance costs and note discounts

Investor Conference Call and Webcast

The Company will host an investor conference call to discuss its second quarter 2015 results today at 5:00 p.m. ET.  The conference call may be accessed live over the phone by dialing (888) 820-9409 or for international callers by dialing (913) 312-4372.  A replay will be available beginning at 8:00 p.m. ET today and may be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the pin number is 3807809.  The replay will be available until August 4, 2015. The call will be webcast live from the Company’s website at www.gcainc.com under the Investor Relations section.

Non-GAAP Financial Information

In order to enhance investor understanding of the underlying trends in our business and to provide for better comparability between periods in different years, we are providing in this press release EBITDA, Adjusted EBITDA, Cash Earnings and Cash EPS on a supplemental basis. We define EBITDA as earnings before interest, taxes, depreciation and amortization; Adjusted EBITDA as EBITDA adjusted for loss on extinguishment of debt, non-cash stock compensation expense, accretion of contract rights, acquisition and other costs related to the merger and purchase accounting adjustments less a benefit from one-time legal settlement proceeds; Cash Earnings as net income plus non-cash stock compensation, deferred income tax, amortization, accretion of contract rights, loss on extinguishment of debt, acquisition and other costs related to the merger and purchase accounting adjustments less a benefit from one-time legal settlement proceeds; and Cash EPS as Cash Earnings divided by our diluted weighted average number of shares of common stock outstanding. We present Adjusted EBITDA and Cash EPS as we use this information to manage our business and consider these measures to be supplemental to our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by Adjusted EBITDA; and our credit facility, senior secured notes and senior unsecured notes require us to comply with a consolidated secured leverage ratio that include performance metrics substantially similar to Adjusted EBITDA. Reconciliations between United States Generally Accepted Accounting Principles (“GAAP”) measures and non-GAAP measures and between actual results and adjusted results are provided at the end of this press release. EBITDA, Adjusted EBITDA, Cash Earnings and Cash EPS are not measures of financial performance under GAAP. Accordingly, they should not be considered in isolation or as a substitute for, and should be read in conjunction with, our net income, operating income, basic or diluted earnings per share or cash flow data prepared in accordance with GAAP.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “goal,” “target,” “future,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “project,” “may,” “should,” or “will” and similar expressions to identify forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding our ability to achieve and sustain double-digit market share and related growth, our accelerated plan to double the game development studios, our ability to execute on gaming industry growth opportunities now and in the future, our targeted annual cost synergy run rate, our guidance relating to 2015 Adjusted EBITDA and revenue growth in the Payments and Games segments, and our anticipated levels of depreciation and amortization, capital expenditures and interest expense for 2015. These forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those projected or assumed, including, but not limited to, the following: the risk that our recent acquisition of Multimedia will not produce the expected results we anticipate; our ability to execute on mergers, acquisitions and/or strategic alliances, including our ability to integrate and operate such acquisitions consistent with our forecasts, including Multimedia; expectations regarding our existing and future installed base and win per day; expectations regarding development and placement fee arrangements; expectations regarding customers’ preferences and demands for future gaming offerings; expectations regarding our product portfolio; the overall growth of the gaming industry, if any; our ability to replace revenue associated with terminated contracts; margin degradation from contract renewals; our ability to successfully complete the conversion of our third-party processor; our ability to comply with the Europay, MasterCard and Visa global standard for cards equipped with computer chips; our ability to introduce new products and services; gaming establishment and patron preferences; national and international economic conditions; changes in gaming regulatory, card association and statutory requirements; regulatory and licensing difficulties; competitive pressures; operational limitations; gaming market contraction; changes to tax laws; uncertainty of litigation outcomes; interest rate fluctuations; inaccuracies in underlying operating assumptions; expenditures and product development; business prospects; anticipated sales performance; unanticipated expenses or capital needs; technological obsolescence; employee turnover and other statements that are not historical facts. If any of these assumptions prove to be incorrect, the results contemplated by the forward-looking statements regarding our future results of operations are unlikely to be realized.

This press release should be read in conjunction with our most recent reports on Form 10-K and on Form 10-Q and the information included in our other press releases, reports and other filings with the SEC. Understanding the information contained in these filings is important in order to fully understand our reported financial results and our business outlook for future periods.

These cautionary statements qualify our forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About GCA

GCA is dedicated to providing video and mechanical reel gaming content and technology solutions, integrated gaming payments solutions and compliance and efficiency software. The Company’s Games business provides: (a) comprehensive content, electronic gaming units and systems for Native American and commercial casinos, including the award winning TournEvent® slot tournament solution; and (b) the central determinant system for the video lottery terminals installed at racetracks in the State of New York. The Company’s Payments business provides: (a) access to cash at gaming facilities via Automated Teller Machine cash withdrawals, credit card cash access transactions, point of sale debit card transactions, and check verification and warranty services; (b) fully integrated gaming industry kiosks that provide cash access and related services; (c) products and services that improve credit decision making, automate cashier operations and enhance patron marketing activities for gaming establishments; (d) compliance, audit and data solutions; and (e) online payment processing solutions for gaming operators in states that offer intrastate, Internet-based gaming and lottery activities.

Contacts

Investor Relations

Richard Land, James Leahy

JCIR

212-835-8500 or gca@jcir.com

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(In thousands, except earnings per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues	$206,364	$144,946	$413,837	$295,517
Costs and expenses
Cost of revenues (exclusive of depreciation and amortization)	127,222	109,375	254,245	222,614
Operating expenses	26,847	21,261	42,688	41,299
Research and Development	4,470	—	9,906	—
Depreciation	10,717	1,919	21,094	3,846
Amortization	20,772	2,769	41,427	5,123
Total costs and expenses	190,028	135,324	369,360	272,882
Operating income	16,336	9,622	44,477	22,635
Other expenses
Interest expense, net of interest income	24,958	2,083	50,613	3,629
Loss on extinguishment of debt	12,977	—	12,977	—
Total other expenses	37,935	2,083	63,590	3,629
(Loss) income from operations before tax	(21,599)	7,539	(19,113)	19,006
Income tax (benefit) provision	(8,858)	2,815	(6,841)	6,793
Net (loss) income	(12,741)	4,724	(12,272)	12,213
Foreign currency translation	811	381	(62)	382
Comprehensive (loss) income	$(11,930)	$5,105	$(12,334)	$12,595
(Loss) earnings per share
Basic	$(0.19)	$0.07	$(0.19)	$0.19
Diluted	$(0.19)	$0.07	$(0.18)	$0.18
Weighted average common shares outstanding
Basic	65,844	65,970	65,734	65,940
Diluted	67,011	67,087	66,754	67,206

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

SELECTED BALANCE SHEET INFORMATION

(In thousands, except par value amounts)

	At June 30,	At December 31,
	2015	2014

Cash and cash equivalents	$165,017	$89,095
Settlement receivables	23,716	43,288
Settlement liabilities	(141,211)	(119,157)

Net available cash	$47,522	$13,226

Current portion of long-term debt	$10,000	$10,000
Long-term debt, less current portion	1,157,506	1,178,787

Total debt	$1,167,506	$1,188,787

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF OPERATING INCOME TO EBITDA AND ADJUSTED EBITDA

	Three months ended June 30,			Three months ended June 30,
	2015			2014
	Games	Payments	Total	Multimedia[1]	GCA[1]	Total[2]

Operating income	$4,199	$12,137	$16,336	$12,534	$9,622	$22,156
Plus: depreciation and amortization	26,828	4,661	31,489	11,058	4,688	15,746

EBITDA	$31,027	$16,798	$47,825	$23,592	$14,310	$37,902

Equity compensation expense	403	1,758	2,161	1,974	3,353	5,327
Accretion of contract rights	1,988	-	1,988	2,320	-	2,320
Acquisition and other costs related
to the merger and purchase accounting adjustments	43	382	425	-	-	-

Adjusted EBITDA	$33,461	$18,938	$52,399	$27,886	$17,663	$45,549

	Six months ended June 30,			Six months ended June 30,
	2015			2014
	Games	Payments	Total	Multimedia[1]	GCA[1]	Total[2]

Operating income	$4,813	$39,664	$44,477	$29,954	$22,635	$52,589
Plus: depreciation and amortization	53,126	9,395	62,521	21,938	8,969	30,907

EBITDA	$57,939	$49,059	$106,998	$51,892	$31,604	$83,496

Equity compensation expense	522	3,432	3,954	3,298	5,409	8,707
Accretion of contract rights	4,092	-	4,092	4,733	-	4,733
Acquisition and other costs related
to the merger and purchase accounting adjustments	1,503	915	2,418	-	-	-
Legal settlement proceeds	-	(14,440)	(14,440)	-	-	-

Adjusted EBITDA	$64,056	$38,966	$103,022	$59,923	$37,013	$96,936

Note:

1.	Entities have been separately defined as the included period is prior to the merger.
2.	Pro forma to include the previously reported results of Multimedia for the June 30, 2014 period.

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NET INCOME TO CASH EARNINGS

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014

Reconciliation of net (loss) income to cash earnings (amounts in thousands, except earnings per share amounts)
Net (loss) income	$(12,741)	$4,724	$(12,272)	$12,213
Equity compensation expense	2,161	3,353	3,954	5,409
Deferred income tax (benefit)/expense	(9,294)	2,578	(7,525)	5,611
Amortization	20,772	2,769	41,427	5,123
Accretion of contract rights	1,988	-	4,092	-
Acquisition and other costs related to the merger and purchase accounting adjustments	425	-	2,418	-
Legal settlement proceeds	-	-	(14,440)	-
Loss on extinguishment of debt	12,977	-	12,977	-

Cash earnings	$16,288	$13,424	$30,631	$28,356

Diluted weighted average number of common shares outstanding	67,011	67,087	66,754	67,206

Diluted cash earnings per share (“Cash EPS”)	$0.24	$0.20	$0.46	$0.42

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

RECONCILIATION OF PROJECTED OPERATING INCOME TO PROJECTED EBITDA

AND PROJECTED ADJUSTED EBITDA

FOR THE YEAR ENDING DECEMBER 31, 2015

	2015 Guidance Range1
	Low	High

Reconciliation of projected operating income to projected EBITDA and projected Adjusted EBITDA
Projected operating income	$64,400	$69,400
Plus: projected depreciation and projected amortization	132,000	132,000

Projected EBITDA	$196,400	$201,400

Projected equity compensation expense	9,000	9,000
Projected accretion of contract rights	9,000	9,000
Projected non-recurring litigation settlement	(14,400)	(14,400)

Projected Adjusted EBITDA	$200,000	$205,000

Note:

1.	All figures presented are projected estimates for the year ending December 31, 2015.